Exhibit 10.84

EXECUTION VERSION

EXCLUSIVE RIGHT TO LEASE AGREEMENT

between

GSFS INVESTMENTS I CORP

and

CLEAN COAL SOLUTIONS, LLC

dated

May 27, 2011

*	Indicates portions of the exhibit that have been omitted pursuant to a request for confidential treatment. The non-public information has been separately filed with the Securities and Exchange Commission.

i

EXCLUSIVE RIGHT TO LEASE AGREEMENT

This Exclusive Right to Lease Agreement (“Agreement”) is made effective as of May 27, 2011 (“Effective Date”) by and between GSFS Investments I Corp., a Delaware corporation (“GS”), and Clean Coal Solutions, LLC, a Colorado limited liability company (“Owner”).

RECITALS:

WHEREAS, Owner is the licensee of certain technology that is utilized for the purposes of producing Refined Coal from coal;

WHEREAS, Owner is in the business of building and operating refined coal facilities in order to produce Refined Coal for sale to Utilities for use in coal fired power generation plants;

WHEREAS, the parties hereto, or Affiliates thereof, have previously entered into arrangements pursuant to which GS RC leases from Affiliates of Owner two refined coal facilities and Owner’s Affiliate operates on behalf of GS RC certain aspects of such facilities on a day-to-day basis;

WHEREAS, contemporaneously with the execution of this Agreement, the parties hereto have executed the Purchase Agreement pursuant to which GS purchased certain interests in Owner;

WHEREAS, GS desires to obtain an exclusive right to lease from Owner certain refined coal facilities for the purpose producing Refined Coal for sale to Utilities; and

WHEREAS, Owner has agreed to grant such exclusive right to lease to GS under the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the Right Consideration and the mutual promises set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1 DEFINITIONS. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definition of such term in this Agreement.

Section 2 GRANT OF EXCLUSIVE RIGHT. Owner hereby grants to GS, for the benefit of GS and its Affiliates, an exclusive right, but not the obligation (the “Right”), during the Term, to lease from Owner (or an Affiliate of Owner) certain Facilities under the terms and conditions set forth in this Agreement. If the Right is exercised, the Parties (or Affiliates thereof) will enter into the Lease Documents pursuant to Section 8(a). Subject to Waiver of such Right pursuant to Section 7, GS may exercise the Right at any time prior to the expiration of the Term on the terms set forth in this Agreement. In addition, GS may terminate the Right at any time prior to exercise of the Right or expiration of the Term by giving written notice to Owner of such termination. GS may designate from time to time any Affiliate and may grant the Right to such Affiliate, together with the right to enter into any transactions contemplated herein.

Section 3 EXCLUSIVITY. Neither Owner nor any of its Affiliates shall, through and including the Term: (i) initiate contact with, solicit, encourage or respond to any inquiries, discussions or proposals by, (ii) enter into any agreements or understandings with, (iii) continue, propose or enter into any discussions or negotiations with, (iv) disclose, directly or indirectly, any information to, or (v) afford any access to, any Person in connection with any transaction or potential transaction regarding any Facility unless and until GS, in its sole discretion, waives or is deemed to have waived the Right with respect to such Facility pursuant to Section 7(b) or otherwise waives the Right in writing with respect to such Facility.

Section 4 CONSIDERATION. In partial consideration of the grant of the Right herein, the Parties (or Affiliates thereof): (i) entered into an Amendment to Agreement to Lease, dated May 11, 2011, pursuant to which a right of first refusal granted to GS RC to participate in certain transactions similar to those that are the subject of this Agreement was terminated; and (ii) consummated the transactions set forth in, and any transactions contemplated by, the Purchase Agreement (collectively, the “Right Consideration”).

Section 5 TERM. Owner shall, pursuant to the obligations and procedures set forth in Sections 6 and 7, lease to GS Facilities having a total throughput capacity of at least 12,000,000 Tons of Refined Coal per year, based upon each Utility’s stated anticipated use of Refined Coal to be produced by the Facility during the twelve month period immediately following the Closing related to such Facility (excluding those facilities the subject of the AEC Project Agreements), plus or minus ten per cent (10%) (the “Target Tons”). The term of the Right (as the same may from time to time be extended by the mutual agreement of the parties, the “Term”) will be from the Effective Date until the first date on which Owner has leased to GS Facilities representing the Target Tons pursuant to this Agreement.

Section 6 CERTIFICATION PROCESS. Owner anticipates offering to GS the Right to lease the Facilities that Owner intends to place at the sites listed on Exhibit C (which such list is provided for illustrative purposes only) together with any such other Facilities as may be required to be leased to GS in connection with the leasing to GS of the Target Tons. The parties shall comply with the following procedures and principles when considering the siting, testing, certification and placing into service of any Facility:

(a) Owner shall provide to GS, within thirty (30) days of the Effective Date, or if not then available as soon as practicable thereafter, to the extent such items are in Owner’s possession or control or otherwise available to Owner:

(i) in addition to the list set forth on Exhibit C, a list of any potential sites for each Facility;

(ii) copies of any construction, balance of plant, site use, demonstration, service or other material contracts affecting each Facility;

(iii) copies of any permits and licenses affecting each Facility or (to the extent available to Owner) the proposed site of any such Facility, including all occupancy or operating permits, permits to conduct business and permits and permit applications under Environmental Laws;

(iv) copies of any environmental site assessments and reports including groundwater, surface water, and soil sampling information in connection with any potential Facility site as well as any site investigation or remediation orders or information requests issued pursuant to any Environmental Law or with respect to the possible presence of toxic or hazardous substances on any such site;

(v) such other documents and information as are related to the foregoing as GS may reasonably request from time to time;

(b) GS shall be entitled to undertake due diligence with respect to any Facility, the potential site on which any such Facility may be placed and any Utility as GS, in its sole discretion, deems appropriate, and Owner agrees to comply with any reasonable request of GS associated therewith, and to assist GS in undertaking such diligence;

(c) subject to the accompaniment by a Representative of Owner, Owner shall permit, and shall use reasonable commercial efforts to cause each applicable Utility to permit, GS and GS’s employees, agents, contractors and consultants at any time during the Term, on the giving of reasonable prior notice, to enter upon any site or any potential site on which a Facility may be placed to make any inspections or conduct such tests on any Facility as GS may reasonably desire, so long as such inspections and tests do not damage the Facility, impair its operations, or otherwise interfere with the operations of the plant;

(d) Owner shall provide (i) written notice of any change in the date testing is expected to commence with respect to any Facility listed on Exhibit C (listed in the “Expected Demonstration Commencement Date” column) as soon as practicable, but in no event more than five (5) days, following Owner’s determination to make such change and (ii) fifteen (15) days written notice of its intent to commence testing on any other Facility placed at any site;

(e) upon commencement of testing on any Facility listed on Exhibit C or any other Facility which GS may have the Right to lease pursuant to this Agreement, GS’s employees, agents, contractors and consultants shall be entitled to observe such tests and to undertake any additional diligence with respect to such testing as GS in its sole discretion elects;

(f) any testing performed by or on behalf of Owner on any Facility shall be consistent with best industry practice and, to the extent relevant, in accordance with Section 45 of the Code and the IRS Guidance; and

(g) Owner shall provide to GS a written certification, in substantially the form of Exhibit D (the “Certification”), with respect to each Facility that GS has the Right to lease, within ten (10) days of the completion of all testing, once Owner believes that the Facility has passed all necessary tests and has been placed in service within the meaning of Section 45(d)(8) of the Code.

Section 7 DEPOSIT.

(a) For each Facility the subject of a Certification, within five (5) business days following the date of the delivery of the Certification to GS, if GS accepts such

Certification, GS will pay Owner a deposit in an amount equal to $* for each 1,000,000 Tons of projected annual Refined Coal production from each Facility (the “Deposit”). For the purposes of the calculation of the Deposit, the projected annual Refined Coal production shall be based upon the relevant Utility’s stated anticipated annual use of Refined Coal produced by the Facility for electricity generation (the “Facility Tons”). The acceptance of any Certification and the payment of any Deposit is not a binding obligation on GS to execute the Lease Documents or any Utility Agreements.

(b) If GS does not accept any Certification, it shall notify Owner of the same in writing within * of the delivery of the Certification. With respect to any Certification for which GS does not provide written notice to Owner within the * period specified in the immediately preceding sentence, Owner shall re-send such Certification to GS and GS shall have a further * period in which to accept or reject such Certification. If GS accepts such Certification (whether within the initial or the subsequent * period), it shall pay the Deposit in accordance with Section 7(a). GS agrees to respond to Owner by the end of the * periods referred to above, but if GS does not accept any Certification within the aforementioned time periods, or if GS notifies Owner in writing that it does not accept any Certification pursuant to the first sentence of this paragraph, the Right, solely with respect to the Facility at the site that is the subject of the Certification, shall be waived * (a “Waiver”).

(c) GS acknowledges and agrees that, following a Waiver with respect to any Facility, GS will have no further rights with respect to such Facility or the Tons of Refined Coal produced by such Facility, and Owner shall be entitled to offer the Right with respect to such Facility to any other Person, without restriction, as Owner deems necessary or desirable.

(d) Following any Waiver, Owner shall make good faith, commercially reasonable efforts to offer the Right to GS with respect to additional Facilities in order to replace the Tons of Refined Coal foregone by GS as a result of such Waiver. However, GS acknowledges that, despite Owner’s commercially reasonable, good faith efforts, Owner may be unable to replace the Tons of Refined Coal foregone by GS as a result of a Waiver, and, as a result, Owner may be unable to offer GS the Right with respect to Facilities producing enough Refined Coal to aggregate the Target Tons. A failure to meet the Target Tons, including as a result of any Waiver or Waivers, shall in no event constitute a breach or violation of this Agreement by Owner, and if Owner has made commercially reasonable, good faith efforts to meet the Target Tons or to replace the Tons of Refined Coal foregone by GS as a result of one or more Waivers, Owner shall have no liability to GS, including with respect to any indemnification obligation of Owner under the Purchase Agreement, as a result of any such failure to meet or replace the Target Tons. Notwithstanding the foregoing, no Waiver by GS shall affect GS’s Right with respect to any subsequent Facility.

(e) In addition to the circumstances identified in Section 8(d), the Deposit will be promptly refunded to GS at any time after * of the date of the payment of the Deposit if Closing with respect to such Facility has not occurred and GS notifies Owner that it requests a return of the Deposit. If a Deposit is refunded pursuant to Section 7(c), GS will be deemed to have made a Waiver with respect to the Facility to which the refunded Deposit relates, and such Facility will be subject to the provisions of Section 7(c).

(f) In the event Owner becomes obligated to refund a Deposit pursuant to this Agreement, any such refund shall be made within thirty (30) days of the end of the calendar quarter in which the request for such refund is made; provided, however, that from the date that GS notifies Owner that it wishes the Deposit to be refunded, interest on the Deposit (which shall be payable in full on the return of the Deposit) shall accrue at a rate equal to * per annum, compounded semi-annually, but in no event shall such interest exceed the maximum rate permitted by Law.

(g) Any Right Waived pursuant to this Agreement shall be waived only in respect of the applicable Facility at the site that is the subject of the Certification and shall in no way waive or impact GS’ Right to lease Facilities equal to the Target Tons.

Section 8 LEASE AND OTHER DOCUMENTS.

(a) With respect to the exercise of the Right relating to any Facility, the following agreements are referred to herein as the “Lease Documents”: (i) an equipment lease and an agreement to lease (in each case with Owner or an Affiliate of Owner as lessor and GS or an Affiliate of GS as lessee); (ii) an operating and maintenance agreement with respect to each leased Facility (with Owner or an Affiliate of Owner as operator and GS or an Affiliate of GS as lessee); (iii) a technology sub-license (with Owner or an Affiliate of Owner as sublicensor, GS or an Affiliate of GS as sublicensee and ADA as licensor); and (iv) guarantees from each of ADA, NexGen Refined Coal, LLC, NexGen Investments LLLP and Republic Financial Corporation, each the same in substance and form as those in the AEC Project Agreements (provided that, with respect to the guarantees given by NexGen Investments LLLP and Republic Financial Corporation, the Guaranty Cap (as defined in the AEC Project Agreements) shall apply in aggregate to the AEC Project Agreements and each new monetization transaction the subject of the Lease Documents). Once a Deposit has been paid in connection with a Facility, GS shall prepare Lease Documents based on the business terms and conditions set forth in Exhibit B and, to the extent not covered by Exhibit B, the terms set forth in the AEC Project Agreements, together with such modifications as may be appropriate to take into account differences in the location, size and nature of any Facility. GS shall provide drafts of the Lease Documents to Owner within fifteen (15) days of the payment of the Deposit.

(b) The execution of the Lease Documents is subject to GS (or its applicable Affiliate) agreeing with the applicable Utility and coal supplier to certain agreements in connection with the purchase of coal, the sale of Refined Coal, coal handling and site license/lease arrangements in respect of such Facility (the “Utility Agreements”).

(c) Simultaneously with the execution of the Utility Agreements, the parties (or Affiliates thereof) shall enter into the Lease Documents and the closing of any such transaction (the “Closing”) shall take place in accordance with Section 9.

(d) In the event that GS has reached agreement with the applicable Utility with respect to the Utility Agreements, and both GS and the applicable Utility have a binding commitment (or have agreed on the forms of agreements such that they are ready) to execute and deliver the Utility Agreements, and Owner fails to execute the Lease Documents, such failure shall amount to a breach by Owner of this Agreement, Owner shall promptly refund the Deposit and GS shall be entitled to all remedies available at law or equity, including specific performance.

Section 9 CLOSING.

9.1 At any Closing, GS will deliver, or cause its applicable Affiliate to deliver, to Owner:

(a) An original of each of the Lease Documents, duly executed by GS (or its applicable Affiliate), and with all signatures acknowledged;

(b) Any other deliverables consistent with those provided by the lessees under the AEC Project Agreements; and

(c) By wire transfer of immediately available funds to the account designated by Owner on or before the third day prior to Closing, an amount equal to the Facility Tons times $*, less the amount of any Deposit previously paid by GS with respect to the Facility included in the Closing.

9.2 At any Closing, Owner will deliver, or cause its applicable Affiliate to deliver, to GS:

(a) An original of each of the Lease Documents, duly executed by Owner (or its applicable Affiliate), and with all signatures acknowledged; and

(b) Any other deliverables consistent with those provided by the lessors under the AEC Project Agreements.

Section 10 REPRESENTATIONS AND WARRANTIES.

10.1 Each party hereto hereby represents and warrants to the other party that, as of the date of this Agreement:

(a) Such party is duly formed, validly existing and in good standing under the laws of the state of its formation, and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof. Such party is qualified to do business and is in good standing under the laws of the jurisdictions in which the character of the properties owned or leased by such party or the nature of the activities conducted by such party in operating its business make such qualification necessary under applicable Laws;

(b) Such party has all requisite corporate or similar power and authority to enter into the Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by such party of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such party. Upon the execution and delivery by such party of this Agreement, the Agreement will be duly executed and delivered by such party. This Agreement constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(c) The execution and delivery by such party of this Agreement do not, and the performance by it of its obligations hereunder will not (i) violate, conflict with, or result in any breach of any provision of its organizational documents, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation, or result in the loss of any benefit, or give any Person the right to require any security to be repurchased or (iii) violate any applicable Law;

(d) There are no proceedings pending or, to the knowledge of such party, threatened against such party or relating to such party’s execution, delivery or performance of Agreement. Such party has not received any written claim or notification that may give rise to or notice of any such proceedings which could reasonably be expected to have a material adverse effect on such party or the transactions contemplated by this Agreement. Such party has no knowledge that there is a valid basis for any such claims or proceedings. Such party is not, to such party’s knowledge, the subject of any order, judgment, decree, injunction or stipulation of any Governmental Authority that would affect its ability to consummate the transactions contemplated by this Agreement; and

(e) No agent, broker, investment banker, or other Person engaged by such party is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by the other party in connection with any of the transactions contemplated by this Agreement.

Section 11 CONFIDENTIALITY.

11.1 Each party hereto shall maintain the terms of this Agreement in confidence and shall not disclose any information concerning the terms, performance or administration of this Agreement to any other Person; provided that a party may disclose such information: (i) to any of such party’s Group, (ii) to any prospective member of such party’s Group, (iii) to any actual or prospective purchaser of all or a portion of such party’s interest in a Facility, and (iv) to any Person providing or evaluating a proposal to provide financing to the recipient party or any direct or indirect owner of such party; provided in each case that the recipient party shall provide to each Person to which disclosure is made a copy of this Section 11 and direct such Person to treat such information confidentially, and the recipient party shall be liable for any breach of the terms of this Section 11 by such Persons to which it makes any such disclosure. The foregoing restrictions will not apply (A) to information that is or becomes generally available to the public otherwise than as a result of disclosure by the recipient party, (B) to information that is already in, or subsequently comes into, the recipient party’s possession, provided that the source of such information was not, to the recipient party’s knowledge, obligated to keep such information confidential, (C) to information that is required to be disclosed pursuant to Law or stock exchange rules and regulations or is otherwise subject to legal, judicial, regulatory or self-regulatory requests for information or documents or (D) subject to Section 11.2 below, to the tax structure or tax treatment of the transaction.

11.2 Each party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction, provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable securities Laws. The tax structure and tax treatment of the transaction includes only those facts that may be relevant to understanding the purported or claimed U.S. federal and state income tax treatment or tax structure of the transaction and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any parties involved in any of the transactions contemplated by this Agreement or the documents to be delivered in connection herewith.

11.3 If any party is required to disclose any information required by this Section 11 to be maintained as confidential in a judicial, administrative or governmental proceeding, such party shall give the other party at least ten (10) days’ prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any such information in any said proceeding and, in making such disclosure, the party required to disclose the information shall disclose only that portion thereof required to be disclosed and shall cooperate with the other party in the other party’s attempts to seek to preserve the confidentiality thereof, including if such party seeks to obtain protective orders and/or any intervention.

11.4 The parties hereto agree that irreparable damage would occur in the event that this Section 11 was breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Section 11 and to enforce specifically the terms and provisions of this Section 11.

Section 12 AMENDMENT, MODIFICATION AND WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Any failure of any party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

Section 13 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 14 EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses.

Section 15 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY OR SUCH PARTY’S AFFILIATES, MEMBERS, MANAGERS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE BY REASON OF THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS, REVENUE OR GOODWILL, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHER LEGAL THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 16 BINDING EFFECT; THIRD PARTIES. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 17 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile or electronic mail, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to GS, to:

GSFS Investments I Corp.

c/o Goldman Sachs & Co.

200 West Street

New York, New York 10282

Attention: Michael Feldman

Fax: (212) 428-3868

Email address: mfeldman@gs.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: F. B Cochran III

Fax: (713) 615-5368

Email address: fcochran@velaw.com

If to the Owner, to:

Clean Coal Solutions, LLC

8100 SouthPark Drive, Unit B

Littleton, CO 80120

Attn: Mark McKinnies

Fax: (303) 734-0330

Email address: markm@adaes.com

With copies (which shall not constitute notice) to:

NexGen Refined Coal, LLC

3300 South Parker Road, Suite 310

Aurora, CO 80014

Attn: Charles S. McNeil, President

Fax: (303) 751-9210

Email address: cmcneil@nexgen-group.com

and

Hogan Lovells US LLP

One Tabor Center, Suite 1500

1200 Seventeenth Street

Denver, CO 80202

Attention: Tyler Harvey

Facsimile No.: (303) 454-2436

E-mail address: tyler.harvey@hoganlovells.com

Section 18 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile or electronic mail transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 19 ENTIRE AGREEMENT. This Agreement, and the Exhibits hereto, shall constitute the entire agreement between the parties hereto relating to the subject matter hereof. This Agreement expressly supersedes all prior agreements between the parties relating to the subject matter hereof, including the Term Sheet.

Section 20 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND CONSENT TO THE SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE

RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 21 PUBLICITY. Owner agrees that it will not, without the prior written consent of GS, in each instance, (a) use in advertising, publicity, or otherwise the name of GS, or any Affiliate thereof, or any partner or employee of GS, or any Affiliate thereof, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by GS, or any Affiliate thereof, or (b) represent, directly or indirectly, that any product or any service provided by GS has been approved or endorsed by GS, or any Affiliate thereof. No public announcement of any kind regarding the existence or terms of this Agreement shall be made without the prior written consent of the parties. For the avoidance of doubt, nothing in this 20 shall limit Owner’s obligation to disclose information pursuant to Section 11.

Section 22 FURTHER ACTS. In addition to the acts recited in this Agreement to be performed by Owner and GS, Owner and GS agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

Section 23 EXHIBITS. All attached Exhibits to this Agreement are incorporated herein by reference for all purposes.

Section 24 SURVIVAL. All agreements contained herein to be performed after the Closing shall survive the execution and delivery of this Agreement and any termination of this Agreement through the expiration of the Term.

Section 25 ASSIGNMENT; THIRD PARTIES. GS may not assign all or any part of this Agreement, or any of its rights with respect to any Facility, without the prior written consent of the Owner, provided that GS may assign this Agreement, or any of its rights to any Facility, to any Affiliate without such prior written consent. Each party shall immediately notify the other of any assignment of this Agreement.

Section 26 MISCELLANEOUS.

26.1 Owner acknowledges and agrees that except as may be required by applicable Law, nothing in this Agreement shall create a fiduciary duty of GS or its Affiliates to Owner or its members. Notwithstanding anything to the contrary in this Agreement, or any actions or omissions by representatives of the Owner or its Affiliates in whatever capacity, including as an observer to Owner’s board of managers, it is understood that neither GS nor its Affiliates is acting as a financial advisor, agent, or underwriter to Owner or any of its Affiliates or otherwise on behalf of Owner or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

26.2 Owner acknowledges that GS is in the business of venture capital investing and therefore reviews the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of Owner or its Affiliates. Except as provided in the Second Amended and Restated Operating Agreement of the Owner, dated as of the date hereof, nothing in this Agreement shall preclude or in any way restrict GS from investing or participating in any particular enterprise whether or not such enterprise has products or services that compete with those of GS or its Affiliates.

26.3 Owner hereby grants GS and its Affiliates permission to use GS’ name and logo in GS’ or its Affiliates’ marketing materials. GS or its Affiliates, as applicable, shall include a trademark attribution notice giving notice of Owner’s ownership of its trademarks in the marketing materials in which Owner’s name and logo appear.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered the foregoing Agreement as of the day and year first above written.

CLEAN COAL SOLUTIONS, LLC

By:	/s/ Charles S. McNeil
Name:	Charles S. McNeil
Title:	Manager

GSFS INVESTMENTS I CORP.

By:	/s/ Albert Dombrowski
Name:	Albert Dombrowski
Title:	Authorized Signatory

SIGNATURE PAGE TO

EXCLUSIVE RIGHT TO LEASE AGREEMENT

EXCLUSIVE RIGHT TO LEASE AGREEMENT

LIST OF EXHIBITS

Exhibit A	—	Definitions
Exhibit B	—	Business Terms for Lease Documents
Exhibit C	—	Potential Leased Facilities
Exhibit D	—	Certification

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“ADA” means ADA-ES, Inc., a Colorado corporation.

“AEC Project Agreements” means collectively (a) the Agreement to Lease (as amended) dated June 29, 2010 among Owner, AEC-NM, LLC, AEC-TH, LLC and GS RC Investments LLC, (b) the Equipment Lease dated June 29, 2010 between AEC-NM, LLC and GS RC Investments LLC, (c) the Equipment Lease dated June 29, 2010 between AEC-TH, LLC and GS RC, (d) the Technology Sublicense Agreement dated June 29, 2010 among ADA, Owner, and GS RC, (e) the Operating and Maintenance Agreement (New Madrid) dated June 29, 2010 by and between GS RC and Clean Coal Solutions Services, LLC, (f) the Operating and Maintenance Agreement (Thomas Hill) dated June 29, 2010 between GS RC and Clean Coal Solutions Services, LLC, (g) the Chemical Additives Supply Agency Agreement (New Madrid) dated June 29, 2010 between GS RC and Clean Coal Solutions Services, LLC, (h) the Chemical Additives Supply Agency Agreement (Thomas Hill) dated June 29, 2010 between GS RC and Clean Coal Solutions Services, LLC and (i) the guarantees, each dated June 29, 2010, from each of ADA, NexGen Refined Coal, LLC, NexGen Investments LLLP and Republic Financial Corporation in favor of GS RC.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means (a) the ownership of 50% or more of the equity interest in a Person, or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person. For the purposes of this definition, each of ADA, NexGen Refined Coal, LLC, NexGen Investments, LLLP and Republic Financial Corporation are Affiliates of Owner. For the purposes of this definition, any member of the federal income tax consolidated group of which such parent is a member are Affiliates of GS.

“CEMS” means continuous emissions monitoring system.

“Closing” has the meaning set forth in Section 8(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Deposit” has the meaning set forth in Section 7(a).

“Environmental Laws” means all applicable Laws and rules of common law pertaining to the protection of the environment, natural resources, workplace health and safety, the prevention of pollution or the remediation of contamination, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the

Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Water Pollution Control Act, the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970 (42 U.S.C. § 11001 et seq.), the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.) the Federal Mine Safety and Health Act of 1977 (30 U.S.C. § 801 et seq.), and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may have been or are in the future amended or supplemented, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“Facility” means a Refined Coal production facility owned by Owner or an Affiliate thereof.

“Facility Tons” has the meaning set forth in Section 7(a).

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Group” means, with respect to any party, such party and (a) the Affiliates of such party; (b) each guarantor of such party; (c) any other members, shareholders, partners or other equity owners of such party or any of its Affiliates (other than holders of publicly-traded units of such party or of any of its Affiliates, except any such holder that controls such party), and (d) the respective successors, assigns and Representatives of each Person described in the foregoing clause (a), (b) or (c), but shall in no event include the other parties’ respective Groups.

“GS RC” means GS RC Investments LLC, a Delaware limited liability company.

“IRS Guidance” means Internal Revenue Service Notice 2010-54, 2010-40 I.R.B. 403 or any superseding guidance issued supplementing the same.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Lease Documents” has the meaning set forth in Section 8(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Purchase Agreement” means the Class B Unit Purchase Agreement dated as of this date by and between Owner and GS.

“Refined Coal” means a liquid, gaseous, or solid fuel produced from coal by the Facilities that produces, upon sale to an Unrelated Person, a Section 45 Credit.

“Representative” means, with respect to any Person, each manager, director, officer, employee, agent, consultant (including consulting engineers), advisor (including counsel and accountants), and other representative of such Person.

“Right” has the meaning set forth in Section 2.

“Right Consideration” has the meaning set forth in Section 4.

“Section 45 Credit” means the credit allowed by Section 45 of the Code for the production and sale of refined coal produced from coal.

“Target Tons” has the meaning set forth in Section 5.

“Term” has the meaning set forth in Section 5.

“Term Sheet” means that certain indicative term sheet, dated as of May 4, 2011, by and between the Owner and Goldman, Sachs & Co. and the side letter thereto dated May 10, 2011.

“Ton” means 2,000 pounds.

“Unrelated Person” means, with respect to any Person, any other Person that is not related to such Person within the meaning of Section 45(e)(4) of the Code.

“Utility” means any Person with whom GS (or any Affiliate thereof) may (or enter discussions to) contract with in order to site a Facility, purchase coal, sell Refined Coal and/or handle any arrangements in connection with the purchase, sale or supply of coal and Refined Coal.

“Utility Agreements” has the meaning set forth in Section 8(b).

“Waiver” has the meaning set forth in Section 7(b).

EXHIBIT B

BUSINESS TERMS FOR LEASE DOCUMENTS

1.	Lessor:	Affiliate of Owner.

2.	Lessee:	An Affiliate of GS.

3.	Facility:	A refined coal facility placed into service by Lessor at a site approved by Lessor and Lessee.

4	Lease Term:	Initial term of 5 years from the date of execution of the Lease Documents.

Lessee has the right not to renew the equipment lease at the expiration of the initial term on the giving of notice consistent with the AEC Project Agreements.

Renewal terms to be 12 months each, to be automatically renewed annually for 5 successive periods, provided that the equipment lease has not terminated (subject to the same conditions as are set forth in the AEC Project Agreements).

5.	Ongoing Payments:	Fixed payments sized and to be * of payments made under the equipment lease. Contingent payments to be sized and equal to * of payments made under the equipment lease.

6.	Prepaid Rent:	All amounts paid at Closing to Owner (including amounts previously paid in connection with the Deposit) shall constitute the Prepaid Rent (under and as defined in the AEC Project Agreements) and no further Prepaid Rent shall be payable by GS to Owner.

7.	Escrow:	The escrow mechanics (including the form of Escrow Agreement) set forth in the AEC Project Agreements shall be eliminated.

8.	Monetization Rate:	The monetization rate set forth in Exhibit C to the equipment leases in the AEC Project Agreements that are * are to be replaced with a monetization rate equal to $*.

9.	Clawbacks and Indemnities:

Indemnities and clawbacks limited to the following:

a) Representations and warranties with respect to the existence of a party, its good standing, etc. at the date of Closing – indemnities limited to *.

b) Representations and warranties with respect to background materials, payment of taxes, compliance with Section 45 requirements – limited to *.

B-1

c) Bad boy acts – *.

10.	Parent Guarantees:	Consistent with and on the same terms as the AEC Project Agreements, each of ADA-ES, Inc., NexGen Refined Coal, LLC, NexGen Investments LLLP and Republic Financial Corporation shall provide a limited guaranty guaranteeing the obligations of the lessor; provided, however, that (i) no other Affiliate of either ADA-ES, Inc. or NexGen Refined Coal, LLC shall provide any guaranty and (ii) with respect to the limited guaranties provided by NexGen Investments LLLP and Republic Financial Corporation only, the Guaranty Cap (as defined in the existing guaranty agreements of NexGen Investments LLLP and Republic Financial Corporation in the AEC Project Agreements) shall apply in aggregate to the AEC Project Agreements and each new monetization transaction entered into by GS or any Affiliate and Owner or any Affiliate in respect of each Facility.

11.	Operating and Maintenance Agreement:	Clean Coal Solutions Services, LLC to be engaged as agent to procure and transport CyClean chemicals and as initial operator of future projects with GS under similar terms, including the right of GS to replace CCSS, as are set forth in the AEC Project Agreements.

12.	Technology Sublicense:	ADA as licensor and Owner as sublicensor shall grant to lessee a * sublicense of CyClean technology for each Facility on the same terms as are set forth in the AEC Project Agreements.

B-2

EXHIBIT C

POTENTIAL LEASED FACILITIES

Utility	Plant	Anticipated Annual Refined Coal Production (Tons)	Expected Demonstration Commencement Date

*	*	*	*

*	*	*	*

*	*	*	*

*	*	*	*

TOTAL		12,200,000

C-1

EXHIBIT D

CERTIFICATION

[CCS letterhead]

[DATE]

GSFS Investments I Corp.

c/o Goldman Sachs & Co.

200 West Street

New York, New York 10282

Re: Certificate of Completion of Refined Coal Facility Testing

Dear Sirs:

Reference is made to that certain Exclusive Right to Lease Agreement (the “Agreement”), dated as of May __, 2011, by and between GSFS Investments I Corp., a Delaware corporation (“GSFS”), and Clean Coal Solutions, LLC, a Colorado limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Pursuant to the terms of the Agreement, we hereby certify, represent and warrant as follows:

1.	The testing of the refined coal production facility owned by the Company or one of its subsidiaries, identified by serial numbers [ ] (the “Refined Coal Facility”) at the [NAME OF PLANT], presently located at [•] and owned and operated by [UTILITY] (the “Utility”), pursuant to the terms of that certain Demonstration Agreement, dated as of , 201 , by and between the Utility and the Company, was completed on [ , 201 ] (the “Testing Completion Date”).

2.	No grants described in Section 45(b)(3)(A)(i) of the Code have been provided by the United States, a state, or a political subdivision of a state for use in connection with all or part of the Facility within the meaning of such section.

3.	No proceeds of any issue of a state or local government obligation described in Section 45(b)(3)(A)(ii) of the Code have or will be used to provide financing for all or part of the Facility within the meaning of such section.

4.	No subsidized energy financing (within the meaning of Section 45(b)(3)(A)(iii) of the Code) has been or will be provided in connection with all or part of the Facility within the meaning of such section.

5.	No other federal tax credit has been or is allowed or allowable with respect to all or part of the Facility within the meaning of Section 45(b)(3)(iv) of the Code.

6.	On or prior to the Testing Completion Date:

a.	the Company (or an Affiliate thereof) completed all testing of the Facility necessary, in the reasonable judgment of Company, to establish that the Facility was operational;
b.	the Company obtained, or third parties obtained for the benefit of the Company, all permits necessary to operate the Facility;
c.	the Facility was being operated and controlled by the Company or an Affiliate thereof;
d.	the Company or an Affiliate thereof had legal ownership of the Facility; and
e.	the Facility was operational and producing Refined Coal in the quantities described in Exhibit A hereto. A copy of a verification statement verifying the output of Refined Coal is attached hereto as Exhibit B.

7.	The owner of the Facility has conducted all necessary pre-operational testing, including emissions testing conducted using CEMS field testing (as defined in Section 6.03(1) of the Internal Revenue Service Notice 2010-54) or such other testing method as agreed between Company and GS, and the results have been verified in accordance with section 6.03(1)(c) of Notice 2010-54. A copy of such verification is attached hereto as Exhibit C.

8.	The owner of the Facility has claimed (or intends to claim) the Section 45 Credit on its federal income Tax Return for the 2011 taxable year with respect to all Refined Coal produced from the Facility that the owner of the Facility has sold to Unrelated Persons. The members of the owner of the Facility have claimed (or intend to claim) on their federal income Tax Returns for the 2011 taxable year their allocable shares of all Section 45 Credits claimed by the owner of the Facility to the extent permitted by Section 45 of the Code.

9.	Neither the owner of the Facility, nor any member of the owner of the Facility nor any Affiliate of any member thereof, intends to or has (A) taken any position in any federal, state or local income Tax Return or filing that is inconsistent with any of the statements in this Certification; (B) filed Form 8275, Form 8275-R or any similar form described in Treasury Regulation §§ 1.6662-3(c) or 1.6662-4(f) in connection with the Section 45 Credit claimed by the owner of the Facility, any member of the owner of the Facility or any Affiliate of any owner of the Facility or any member of any owner of the Facility with respect to Refined Coal produced from the Facility that the owner of the Facility sold to Unrelated Persons; or (C) filed Form 8886 or similar form described in Treasury Regulation § 1.6011-4(c)(6) or participated in a “reportable transaction” as defined in Treasury Regulation § 1.6011-4 involving the Facility.

10.	Attached to this certificate as Exhibit D are all capital expenditures made with respect to the Facility, (A) on or before the Testing Completion Date, and (B) after the Testing Completion Date (if any).

This certificate is executed and delivered on behalf of the Company by a duly authorized signatory of the Company as of the date first above written.

CLEAN COAL SOLUTIONS, LLC

By:
Name:
Title:

Exhibit A

To Certification

Refined Coal Production

Date	Refined Coal Production (Tons)

Exhibit B

To Certification

Certificate of Refined Coal Production

[CCS letterhead]

[DATE]

GSFS Investments I Corp.

c/o Goldman Sachs & Co.

200 West Street

New York, New York 10282

Re: Verification of Refined Coal Production

Dear Sirs:

Reference is made to that certain Certificate of Completion of Refined Coal Facility Testing (the “Certificate”) dated as of                     , 2011, given by Clean Coal Solutions, LLC, a Colorado limited liability company (the “Company”) to GSFS Investments I Corp., a Delaware corporation (“GSFS”).

In accordance with the Certificate, we hereby verify the refined coal production on Exhibit A to the Certificate.

This Certificate is executed and delivered on behalf of the Company by a duly authorized signatory of the Company as of the date first above written.

CLEAN COAL SOLUTIONS, LLC

By:
Name:
Title:

Exhibit C

To Certification

Verification of Emissions Testing Results

This letter provides verification of the testing witnessed by [VERIFIER] for Clean Coal Solutions, LLC (“CCS”) as an independent engineering service regarding the coal refining facility installed at this site. The tests were conducted during the period [PERIOD] (“Test Period”). This verification is in accordance with IRS Notice 2010-54.

At the time of the testing the Facility was operated by Clean Coal Solutions Services, LLC, a Colorado limited liability company (“CCSS”) on behalf of CCS. The refined coal facility is located at [LOCATION] and owned by [UTILITY] (the “Utility”).

During the Test Period, CCSS operated the Facility on a daily, continuous basis for purposes of producing “refined coal” meeting the requirements of Section 45(c)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), and meeting the requirements and specifications set forth in this certificate, in part, through the application of CyCleanTM, which consists of a solid additive (“CyClean™ A”) and a liquid additive (“CyClean™ B”), to coal feedstock consisting of Powder River Basin sub-bituminous coal (the “Feedstock Coal”).

During the operating period, CCSS was in charge of emissions testing performed in accordance with the operating process. [VERIFIER] observed the testing as an independent engineer to witness the results. CCS was responsible for establishing plant operating conditions with Feedstock Coal and Refined Coal and verifying nitrogen oxide (“NOx”) and mercury emission reductions achieved during the operating period as a result of burning the Refined Coal. [VERIFIER] was physically present at the site during the testing to ensure that the reported data is representative of the data observed during the tests. During this time, CCSS staff worked with the Utility to establish baseline NOx and mercury emissions on [DATE] and to establish similar conditions to measure NOx and mercury emissions while burning CyCleanTM refined coal during the Test Period on [DATE]. Boiler performance and operability were monitored carefully during the emissions test to assure that the emission reductions did not cause other system problems.

Based upon the foregoing, the [VERIFIER] hereby certifies as follows:

1.	The Facility produced a solid fuel from the Feedstock Coal (the “Refined Coal”).

2.	The Refined Coal demonstrated a reduction of greater than 20 percent of the emissions of NOx and greater than 40 percent reduction of the emissions of mercury (collectively, the “Emission Reductions”) released when burning the Refined Coal (excluding any dilution caused by materials combined or added during the production process), as compared to the emissions released when burning the Feedstock Coal. Actual emission reductions for NOx were measured at approximately [•] percent below the baseline. Actual emissions of Hg were measured at [•] percent below the baseline measurements.

3.	The Emission Reductions were determined by comparing the emissions that resulted when the Feedstock Coal and the Refined Coal were used to produce the same amounts of useful thermal energy. The CyCleanTM A and CyCleanTM B additives do not contain organic material, and therefore, the CyClean additives do not increase the thermal energy of the Feedstock Coal.

4.	The Emission Reductions were determined in accordance with the provisions of Sections 6.01 and 6.02 of Notice 2010-54 during field testing using continuous emission monitoring system (“CEMS”), meeting the requirements of Section 6.03(1)(a)(i) through (iv) and (b) of Notice 2010-54, specifically to the following requirements:

(a)	the boiler used to conduct the test was coal-fired and steam-producing and is of a size ([•] MW) and type commonly used in commercial electric power generation operations;

(b)	emissions were measured using mercury and NOx CEMS;

(c)	the CEMS conformed to applicable United States Environmental Protection Agency (“EPA”) standards;

(d)	Other than operating conditions that are directly attributable to changing from feedstock coal to refined coal such as adjustments to primary and secondary air, that are consistent with good pollution control practices, emissions from the boiler using both the Feedstock Coal and the Refined Coal were measured at the same operating conditions and over a period of at least 3 hours during which the boiler was operating at a steady state and at least 90 percent of full load;

(e)	emissions of mercury were measured upstream of any SO2 scrubber or mercury control device, or, if mercury emissions were measured downstream of any SO2 scrubber, then the SO2 scrubber was operated under the same operating conditions throughout the Test Period, and downstream of the electrostatic precipitator (“ESP”), which was operated under the same operating conditions throughout the Test Period (see operating data attached as Exhibit A to this verification statement continuous secondary voltage and current and number of fields in operation); and

(f)	emissions of NOx were measured upstream of post-combustion NOx controls.

5.	[VERIFIER] and the staff of this project have no direct or indirect ownership interest in CCS or CCSS.

6.	[NAME] witnessed the testing on site under my direction. I have reviewed the test data and verified with [NAME] the results as reported. I am a licensed professional engineer, registered in the State of [STATE].

7.	I have extensive experience in combustion and environmental engineering and I have the qualifications required by Section 6.03(1) of Notice 2010-54 to perform this verification.

The Engineer understands and agrees that this Verification Statement of Emission Reductions Testing Method and Results for [PLANT] may be relied upon by CCS and its respective members, managers, successors, and assigns.

Under penalties of perjury, I declare that I have examined this verification statement and, to the best of my knowledge and belief, it is true, correct and complete.

Dated: [DATE]

[NOTARIZED SIGNATURE]

Exhibit D

To Certification

Capital Expenditures